UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 24, 2011

HealthSouth Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-10315	63-0860407
(Commission File Number)	(I.R.S. Employer Identification No.)

3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243
(Address of Principal Executive Officers, Including Zip Code)

(205) 967-7116
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On June 24, 2011, HealthSouth Corporation (the “Company”) received a document subpoena addressed to its HealthSouth Hospital of Houston, a long-term acute care hospital (the “Houston LTCH”), and issued from the Dallas, Texas office of the U.S. Department of Health and Human Services, Office of the Inspector General (the “HHS-OIG”). The subpoena is in connection with an investigation of possible false or otherwise improper claims submitted to Medicare and Medicaid and requests documents and materials relating to the Houston LTCH’s patient admissions, length of stay, and discharge matters. The Company is cooperating fully with the HHS-OIG in connection with this subpoena and is currently unable to predict the timing or outcome of this investigation.

In the third quarter of 2010, the Company received a letter from an attorney representing two former Houston LTCH employees alleging wrongful termination for refusing to commit various wrongful acts, including Medicare fraud. The letter stated the former employees would not publicize, or pursue litigation of, these allegations if the Company agreed to settle.  The Company refused to engage in settlement discussions and informed the relevant authorities of the letter. The Company also completed an internal audit at the Houston LTCH and engaged an independent consultant to review the appropriateness of patient admissions, length of stay, and discharge matters related to the allegations. Based on the internal audit and the consultant’s review, the Company determined the allegations in the letter were without merit. The Company does not know if the subpoena it received is related to this matter.

In 2010, the Houston LTCH had net operating revenues of $17.4 million, representing approximately 0.9% of the consolidated net operating revenues of the Company. As disclosed in the Current Report on Form 8-K filed on May 18, 2011, the Company has agreed to sell substantially all of the assets of the Houston LTCH, along with the Company’s other long-term acute care hospitals, to affiliates of LifeCare Holdings, Inc. Pursuant to the sale agreement, the Houston LTCH would retain substantially all of its liabilities.

The information contained in this Current Report on Form 8-K, including information contained in any exhibit incorporated by reference herein, is furnished pursuant to and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The furnishing of this report is not intended to constitute a determination by the Company that the information is material or that the dissemination of the information is required by Regulation FD.

Forward-Looking Statements

 Certain statements made in this Current Report on Form 8-K are forward-looking statements. In addition, the Company, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and the Company undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, the timing or outcome of the HHS-OIG investigation, the ability to close the long-term acute care hospital disposition when and as previously announced, the Company’s business strategy, its financial plans, its future financial performance, or its projected business results, or its projected capital expenditures. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by the Company include, but are not limited to, the possibility that the sale of the long-term acute care hospitals will not close; the risk of a significant adjustment to the purchase price, and regulatory delay in closing that sale; any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings involving the Company; significant changes in its management team; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for its services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the Company’s SEC filings and other public announcements, including its Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended March 31, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSOUTH Corporation

By:	/s/ Douglas E. Coltharp
Name: Douglas E. Coltharp
Title: Executive Vice President and Chief Financial Oficer

Dated: June 29, 2011